As filed with the Securities and Exchange Commission on May 12, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

SYNIVERSE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	30-0041666
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Tampa City Center Suite 700 Tampa, Florida	33602
(Address of Principal Executive Offices)	(Zip Code)

AMENDED AND RESTATED FOUNDERS’ STOCK OPTION PLAN

AMENDED AND RESTATED NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN

(Full Title of the Plans)

Copy to:

Raymond L. Lawless Chief Financial Officer Syniverse Holdings, Inc. One Tampa City Center Suite 700 Tampa, Florida 33602	Dennis M. Myers, P.C. Douglas D. Timmer, Esq. Kirkland & Ellis LLP 200 E. Randolph Drive Chicago, IL 60601 (312) 861-2000
(Name, address including zip code, and telephone number, including area code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)		Proposed Maximum Aggregate Offering Price (2)		Amount Of Registration Fee
Common Stock, $0.001 par value per share	402,400 shares 160,360 shares	$ $	11.61 11.61	$ $	4,671,864 1,861,780	$ $	549.88 219.13
Total					6,533,644		$769.01

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock which become issuable under the above-named plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.
(2)	With respect to the 562,760 shares of common stock that are currently authorized for issuance upon exercise of awards that have not yet been granted under the above-named plans (the “Plans”), the proposed maximum offering price is calculated pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act on the basis of the average of the high and low sale prices for the shares of common stock as reported on The New York Stock Exchange on May 10, 2005 solely for the purpose of calculating the registration fee.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*	The documents containing the information specified in Part I will be delivered in accordance with Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the Commission are incorporated in this Registration Statement by reference:

(a) The Registrant’s Prospectus, dated February 9, 2005 and filed on February 10, 2005 pursuant to Rule 424(b) of the Securities Act, which relates to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-120444).

(b) The description of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”), as included under the caption “Description of Capital Stock” in the Prospectus forming a part of the Registrant’s Registration Statement on Form S-1, originally filed with the Commission on November 12, 2004 (Registration No. 333-120444), including exhibits, and as has been and may subsequently be amended from time to time, which description has been incorporated by reference in Item 1 of the Registrant’s Registration Statement on Form 8-A, filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on February 10, 2005 (Registration No. 001-32432).

(c) The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2004 filed on March 30, 2005

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporate by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as s o modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities. Not Applicable.

Item 5. Interests of Named Experts and Counsel. Not Applicable.

Item 6. Indemnification of Directors and Officers.

The following is a summary of the statutes, charter and bylaw provisions or other arrangements under which the Registrant’s directors and officers are insured or indemnified against liability in their capacities as such. All of the directors and officers of the Registrant are covered by insurance policies maintained and held in effect by Syniverse Technologies Inc., against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

Syniverse Holdings, Inc. is incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware (the “Delaware Statute”) provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a

“proceeding”), other than an action by or in the right of such corporation, by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise (an “indemnified capacity”). The indemnity may include expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. Similar provisions apply to actions brought by or in the right of the corporation, except that no indemnification shall be made without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred. Section 145 of the Delaware Statute further authorizes a corporation to purchase and maintain insurance on behalf of any indemnified person against any liability asserted against him and incurred by him in any indemnified capacity, or arising out of his status as such, regardless of whether the corporation would otherwise have the power to indemnify him under the Delaware Statute.

Article 8 of the Second Amended and Restated Certificate of Incorporation of Syniverse Holdings, Inc. provides that the corporation may indemnify any person who was or is a party to any action, suit or proceeding to the fullest extent provided by the Delaware General Corporation Law. In addition, Syniverse Holdings, Inc., will indemnify its directors for all liabilities arising from a breach of fiduciary duty except when such breach results in an improper benefit receipt.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our certificate of incorporation, our bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Item 7. Exemption from Registration Claimed. Not applicable.

Item 8. Exhibits. An Exhibit Index is located at page 8.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on May 12, 2005.

SYNIVERSE HOLDINGS, INC.

By	/s/ RAYMOND L. LAWLESS
Raymond L. Lawless
Chief Financial Officer and Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Raymond L. Lawless and G. Edward Evans, and each or either of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 12, 2005.

Signature	Title
/S/ G. EDWARD EVANS G. Edward Evans	Chief Executive Officer and Director (Principal Executive Officer)

/S/ RAYMOND L. LAWLESS Raymond L. Lawless	Chief Financial Officer, Secretary and Director (Principal Accounting Officer)

/S/ DAVID A. DONNINI David A. Donnini	Director

/S/ COLLIN E. ROCHE Collin E. Roche	Director

/S/ ODIE C. DONALD Odie C. Donald	Director

/S/ TONY G. HOLCOMBE Tony G. Holcombe	Director

/S/ ROBERT J. MARINO Robert J. Marino	Director

/S/ JOHN C. HOFMANN John C. Hofmann	Director

/s/ JAMES B. LIPHAM James B. Lipham	Director

/S/ JACK PEARLSTEIN Jack Pearlstein	Director

EXHIBIT INDEX

Exhibit Number	Description
4.1	Second Amended and Restated Certificate of Incorporation of Syniverse Holdings, Inc.*

4.2	Amended and Restated Bylaws of Syniverse Holdings, Inc.*

4.3	Form of certificate representing shares of common stock, par value $0.001 per share.*

4.4	Syniverse Holdings, Inc. Amended and Restated Founders’ Stock Option Plan.**

4.5	Syniverse Holdings, Inc. Amended and Restated Non-Employee Directors Stock Option Plan.**

5	Opinion of Kirkland & Ellis LLP with respect to the legality of the shares of Common Stock being registered hereby.

23.1	Consent of Independent Registered Certified Public Accountants.

23.2	Consent of Kirkland & Ellis LLP (included in Exhibit 5).

24	Powers of Attorney (contained in the signature pages to this Registration Statement).

*	Previously filed on February 8, 2005 as an exhibit to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-120444).
**	Previously filed on March 29, 2005 as an exhibit to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as amended (File No. 001-32432).